Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER
FISCAL 2022 RESULTS
HILLIARD, Ohio – (November 4, 2021) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fiscal second quarter ended September 30, 2021.
Second Quarter Fiscal 2022 Results
•Net sales increased 29.8% to $706.5 million
•Net income decreased 5.3% to $76.3 million
•Adjusted EBITDA (Non-GAAP) decreased 5.3% to $164.8 million

Year-to-Date Fiscal 2022 Results
•Net sales increased 30.7% to $1,375.8 million
•Net income increased 1.4% to $153.4 million
•Adjusted EBITDA (Non-GAAP) decreased 0.6% to $331.4 million
•Cash provided by operating activities of $94.9 million
•Free cash flow (Non-GAAP) of $31.1 million
Scott Barbour, President and Chief Executive Officer of ADS commented, "We achieved another quarter of record revenue results in the second quarter of fiscal 2022. Sales growth of 30% was driven by favorable pricing at both ADS and Infiltrator, as we capitalized on strong demand across our product portfolio and geographic footprint, particularly in priority states such as Florida, Texas and Georgia. Our leading indicators support continued strength in demand for the foreseeable future as we work through our record-high levels of backlog."

Barbour continued, "The favorable pricing we achieved in the second quarter offset inflationary cost pressure on materials and diesel. However, labor shortages impacted our manufacturing and transportation operations, limiting production and causing an increased use of third-party logistics services, at costs well above our internal fleet costs, to service our customers. We took actions to simplify our production processes and increase production rates, which are gaining traction and rebuilding service levels to customers."

"Year-to-date, capital spending more than doubled compared to last year as we continue to invest organically in growth of the ADS and Infiltrator businesses. We have approved capital investments that will result in double-digit increases in capacity at both businesses, enabling us to better serve customers as we progress through the second half of this fiscal year and beyond."

Barbour concluded, "Finally, our demand environment, strong backlog, favorable pricing and continued progress on our self-help initiatives give us confidence in our increased sales targets and reaffirmed Adjusted EBITDA guidance."
Second Quarter Fiscal 2022 Results
Net sales increased $162.3 million, or 29.8%, to $706.5 million, as compared to $544.2 million in the prior year quarter. Domestic pipe sales increased $92.4 million, or 31.6%, to $384.5 million. Domestic allied products & other sales increased $27.7 million, or 23.5%, to $145.7 million. Infiltrator sales increased $39.9 million, or 37.7%, to $145.9 million. These increases were driven by double-digit sales growth in both the U.S. construction and agriculture end markets. International sales increased $14.3 million, or 29.0%, to $63.6 million, driven by double-digit sales growth in the Canadian and Mexican businesses.
Gross profit decreased $5.8 million, or 2.8%, to $200.1 million as compared to $205.9 million in the prior year. In the second quarter, favorable pricing primarily offset the inflationary cost pressure on materials, diesel and labor. The decrease in gross profit is primarily due to an increase in the use of third-party logistics services due to labor shortages impacting the manufacturing and transportation operations.
Adjusted EBITDA (Non-GAAP) decreased $9.3 million, or 5.3%, to $164.8 million, as compared to $174.1 million in the prior year. The decrease is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 23.3% as compared to 32.0% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2022 Results
Net sales increased $322.9 million, or 30.7%, to $1,375.8 million, as compared to $1,052.8 million in the prior year. Domestic pipe sales increased $192.7 million, or 34.1%, to $758.5 million. Domestic allied products & other sales increased $37.8 million, or 16.1%, to $272.8 million. Infiltrator sales increased $64.5 million, or 31.0%, to $272.7 million. These increases were driven by double-digit sales growth in both the U.S. construction and agriculture end markets. International sales increased $43.8 million, or 51.5%, to $128.9 million, driven by double-digit sales growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $6.8 million, or 1.7%, to $401.2 million as compared to $394.4 million in the prior year. The increase is primarily due an increase in sales volume and favorable pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor, as well as an increase in the use of third-party logistics services due to labor shortages impacting the manufacturing and transportation operations.
Adjusted EBITDA (Non-GAAP) decreased $2.2 million, or 0.6%, to $331.4 million, as compared to $333.5 million in the prior year. The decrease is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 24.1% as compared to 31.7% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $94.9 million, as compared to $286.2 million in the prior year. Free cash flow (Non-GAAP) was $31.1 million, as compared to $257.2 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $947.1 million as of September 30, 2021, an increase of $300.6 million from March 31, 2021.
ADS had total liquidity of $229 million, comprised of cash of $14 million as of September 30, 2021 and $215 million of availability under committed credit facilities. As of September 30, 2021, the Company’s leverage ratio was 1.7 times.
In the six months ended September 30, 2021, the Company repurchased 2.6 million shares of its common stock for a total cost of $292.0 million. As of September 30, 2021, the Company has utilized all of the common stock repurchase authorization.
Fiscal 2022 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company raised its net sales targets for fiscal 2022. Net sales are now expected to be in the range of $2.550 billion to $2.650 billion. Adjusted EBITDA is unchanged and expected to be in the range of $635 to $665 million. Capital expenditures are expected to be in the range of $130 million to $150 million.
Webcast Information
The live webcast will be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. Participants may also register for this conference call by copy and pasting the following text into your browser: http://www.directeventreg.com/registration/event/9136768. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. An archived version of the webcast will be available following the call.
About the Company
Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.
Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other limitation factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials, and our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions and similar transactions, including Infiltrator Water Technologies; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@ads-pipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2021	2020	2021	2020
Net sales	$706,471	$544,187	$1,375,771	$1,052,826
Cost of goods sold	506,414	338,330	974,593	658,466
Gross profit	200,057	205,857	401,178	394,360
Operating expenses:
Selling, general and administrative	73,951	65,701	150,172	127,477
(Gain) loss on disposal of assets and costs from exit and disposal activities	(901)	627	(912)	2,274
Intangible amortization	15,446	17,955	31,091	35,937
Income from operations	111,561	121,574	220,827	228,672
Other expense:
Interest expense	8,437	9,360	16,344	19,330
Derivative (gains) loss and other (income) expense, net	202	(151)	(1,812)	(718)
Income before income taxes	102,922	112,365	206,295	210,060
Income tax expense	26,816	31,827	53,271	59,027
Equity in net income of unconsolidated affiliates	(206)	(67)	(411)	(240)
Net income	76,312	80,605	153,435	151,273
Less: net income attributable to noncontrolling interest	953	369	2,089	571
Net income attributable to ADS	75,359	80,236	151,346	150,702
Dividends to participating securities	(1,636)	(1,329)	(3,276)	(2,697)
Net income available to common stockholders and participating securities	73,723	78,907	148,070	148,005
Undistributed income allocated to participating securities	(10,494)	(12,760)	(21,430)	(24,025)
Net income available to common stockholders	$63,229	$66,147	$126,640	$123,980

Weighted average common shares outstanding:
Basic	70,464	69,843	70,993	69,612
Diluted	71,924	70,755	72,614	70,459
Net income per share:
Basic	$0.90	$0.95	$1.78	$1.78
Diluted	$0.88	$0.93	$1.74	$1.76
Cash dividends declared per share	$0.11	$0.09	$0.22	$0.18

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	September 30, 2021	March 31, 2021
ASSETS
Current assets:
Cash	$14,005	$195,009
Receivables, net	361,466	236,191
Inventories	425,244	300,961
Other current assets	16,858	10,817
Total current assets	817,573	742,978
Property, plant and equipment, net	544,187	504,275
Other assets:
Goodwill	598,976	599,072
Intangible assets, net	450,925	482,016
Other assets	94,963	85,491
Total assets	$2,506,624	$2,413,832
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,000	$7,000
Current maturities of finance lease obligations	17,467	19,318
Accounts payable	257,576	171,098
Other accrued liabilities	129,818	116,151
Accrued income taxes	1,978	4,703
Total current liabilities	413,839	318,270
Long-term debt obligations, net	901,511	782,220
Long-term finance lease obligations	35,149	32,964
Deferred tax liabilities	163,238	162,185
Other liabilities	61,366	54,767
Total liabilities	1,575,103	1,350,406
Mezzanine equity:
Redeemable convertible preferred stock	228,532	240,944
Deferred compensation — unearned ESOP shares	(7,014)	(11,033)
Total mezzanine equity	221,518	229,911
Stockholders’ equity:
Common stock	11,590	11,578
Paid-in capital	968,198	918,587
Common stock in treasury, at cost	(315,935)	(10,959)
Accumulated other comprehensive loss	(26,020)	(24,220)
Retained deficit	57,386	(75,202)
Total ADS stockholders’ equity	695,219	819,784
Noncontrolling interest in subsidiaries	14,784	13,731
Total stockholders’ equity	710,003	833,515
Total liabilities, mezzanine equity and stockholders’ equity	$2,506,624	$2,413,832

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2021	2020
Cash Flow from Operating Activities
Net income	$153,435	$151,273
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,850	71,559
Deferred income taxes	15	(3,446)
(Gain) loss on disposal of assets and costs from exit and disposal activities	(912)	2,274
ESOP and stock-based compensation	38,437	27,088
Amortization of deferred financing charges	191	197
Fair market value adjustments to derivatives	(446)	(1,455)
Equity in net income of unconsolidated affiliates	(411)	(240)
Other operating activities	441	(236)
Changes in working capital:
Receivables	(138,063)	(60,106)
Inventories	(124,429)	60,663
Prepaid expenses and other current assets	(6,738)	(3,666)
Accounts payable, accrued expenses, and other liabilities	104,508	42,263
Net cash provided by operating activities	94,878	286,168
Cash Flows from Investing Activities
Capital expenditures	(63,764)	(28,959)
Other investing activities	1,556	455
Net cash used in investing activities	(62,208)	(28,504)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(3,500)	(103,500)
Proceeds from Revolving Credit Agreement	146,800	—
Payments on Revolving Credit Agreement	(24,200)	(100,000)
Payments on finance lease obligations	(10,437)	(10,677)
Repurchase of common stock	(292,000)	—
Cash dividends paid	(18,758)	(15,402)
Dividends paid to noncontrolling interest holder	(1,471)	—
Proceeds from exercise of stock options	3,179	3,275
Payment of withholding taxes on vesting of restricted stock units	(12,976)	—
Other financing activities	(230)	(1,489)
Net cash used in financing activities	(213,593)	(227,793)
Effect of exchange rate changes on cash	(81)	(221)
Net change in cash	(181,004)	29,650
Cash at beginning of period	195,009	174,233
Cash at end of period	$14,005	$203,883

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$384,521	$(2,668)	$381,853	$292,133	$(1,637)	$290,496
Infiltrator Water Technologies	145,911	(22,412)	123,499	105,986	(18,692)	87,294
International
International - Pipe	50,141	(5,170)	44,971	35,592	(896)	34,696
International - Allied Products & Other	13,433	—	13,433	13,706	—	13,706
Total International	63,574	(5,170)	58,404	49,298	(896)	48,402
Allied Products & Other	145,719	(3,004)	142,715	117,995	—	117,995
Intersegment Eliminations	(33,254)	33,254	—	(21,225)	21,225	—
Total Consolidated	$706,471	$—	$706,471	$544,187	$—	$544,187

	Six Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$758,531	$(4,571)	$753,960	$565,785	$(3,482)	$562,303
Infiltrator Water Technologies	272,653	(41,449)	231,204	208,139	(36,760)	171,379
International
International - Pipe	100,979	(8,084)	92,895	62,542	(896)	61,646
International - Allied Products & Other	27,961	—	27,961	22,585	—	22,585
Total International	128,940	(8,084)	120,856	85,127	(896)	84,231
Allied Products & Other	272,755	(3,004)	269,751	234,913	—	234,913
Intersegment Eliminations	(57,108)	57,108	—	(41,138)	41,138	—
Total Consolidated	$1,375,771	$—	$1,375,771	$1,052,826	$—	$1,052,826
Employee Stock Ownership Plan (“ESOP”)
The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.
Net Income (Loss)
The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Net income attributable to ADS	$75,359	$80,236	$151,346	$150,702
ESOP deferred stock-based compensation	12,013	9,130	26,168	15,993

Common shares outstanding
The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
	(Shares in millions)
Weighted average common shares outstanding	70,464	69,843	70,993	69,612
Conversion of redeemable convertible shares	14,062	16,298	14,439	16,440
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2021	2020	2021	2020
Segment adjusted gross profit
Pipe	$82,472	$100,496	$166,615	$191,095
Infiltrator Water Technologies	58,847	53,105	118,249	101,033
International	15,077	14,582	36,455	25,990
Allied Products & Other	67,979	60,380	131,278	120,848
Intersegment Eliminations	1,479	372	1,465	14
Total Segment Adjusted Gross Profit	225,854	228,935	454,062	438,980
Depreciation and amortization	17,250	16,463	34,782	32,886
ESOP and stock-based compensation expense	8,547	6,598	18,102	11,537
COVID-19 related expenses	—	17	—	197
Total Gross Profit	$200,057	$205,857	$401,178	$394,360
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$76,312	$80,605	$153,435	$151,273
Depreciation and amortization	34,194	35,778	68,850	71,559
Interest expense	8,437	9,360	16,344	19,330
Income tax expense	26,816	31,827	53,271	59,027
EBITDA	145,759	157,570	291,900	301,189
(Gain) loss on disposal of assets and costs from exit and disposal activities	(901)	627	(912)	2,274
ESOP and stock-based compensation expense	17,631	14,626	38,437	27,088
Transaction costs	834	718	877	1,374
Strategic growth and operational improvement initiatives	—	361	—	2,116
COVID-19 related expenses (a)	—	242	—	806
Other adjustments(b)	1,481	(70)	1,084	(1,303)
Adjusted EBITDA	$164,804	$174,074	$331,386	$333,544
(a)Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2021	2020
Net cash flow from operating activities	$94,878	$286,168
Capital expenditures	(63,764)	(28,959)
Free cash flow	$31,114	$257,209